EXHIBIT 99
August 29, 2005

Dear Shareholder:
On July 27, 2005, the Board of Directors of the First National Bancshares, Inc. approved entering into an agreement to merge First National Bancshares with Whitney Holding Corporation. The merger agreement also provides that 1st National Bank & Trust will be merged into Whitney National Bank. Under the terms of the merger agreement, each shareholder of First National Bancshares, Inc. will receive $34.64 per share in his or her choice of Whitney common stock and/or cash provided that the total amount of cash to be paid by Whitney does not exceed 35% of the total consideration (approximately $42,000,000 in the aggregate). This cash limitation is designed to preserve the tax treatment of the transaction for those shareholders that choose stock as their consideration. The transaction is subject to the approval of the shareholders of First National Bancshares and appropriate regulatory agencies, along with other customary closing conditions. We expect the merger to be completed in the first quarter of 2006.
Whitney Holding Corporation is a bank holding company headquartered in New Orleans with approximately $8.9 billion in assets as of June 30, 2005. It is the parent of Whitney National Bank, which was established in 1883. Whitney serves the five-state Gulf Coast region stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, to central and south Alabama, the panhandle of Florida, and the metropolitan area of Tampa, Florida. Last year, Whitney acquired its first Florida west coast bank when it acquired Madison Bank of Palm Harbor in northern Pinellas County. First National will become its second acquisition in the Tampa Bay area.
Before agreeing to the transaction, the Board of Directors evaluated its options very carefully. It weighed the opportunity of accepting this financially attractive offer against remaining independent in a very competitive marketplace. The Board believes this transaction offers a superior financial reward for you, our shareholders. The Board felt it chose the best course for First National’s shareholders, customers, employees and local community.
On a related note, we understand many of you may have received correspondence from Morgan Keegan & Company, Inc., a broker dealer, requesting that you provide them with information about your ownership in First National Bancshares and asking that they contact you regarding how the transaction could affect you. Please understand that Morgan Keegan is not representing any party in the transaction and has contacted you without asking us whether we felt such contact was appropriate. You may respond to the letter if you wish, but should feel under no compulsion to do so.
The Board is enthusiastic about this opportunity and will keep you updated on progress toward completion of the proposed merger. You will receive a proxy statement describing the proposed transaction along with details about a special shareholder meeting at which you will be asked to vote your shares in favor of the transaction. We look forward to seeing you at the meeting.
Thank you for your continued support and loyalty.
Respectfully,

Francis I. duPont, III	Glen W. Fausset
Chairman of the Board	President

Where You Can Find Additional Information about This Transaction
Whitney will file a Registration Statement on Form S-4, First National Bancshares will file a Proxy Statement, and both companies will file other relevant documents concerning the merger with the SEC. First National Bancshares will mail the Proxy Statement/Prospectus to its shareholders.
SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, you may also obtain these documents, free of charge, from Whitney by contacting Investor Relations, Whitney Holding Corporation, P. O. Box 61260, New Orleans, LA 70161-1260, and from First National Bancshares, Inc. by contacting Angela O’Reilly, Senior Vice President, 4770 State Road 64 East, Bradenton, FL 34208. This letter to shareholders does not constitute an offer to buy, or a solicitation to sell, shares of any security or the solicitation of any proxies from shareholders of the Company.
Participants in This Transaction
For information regarding persons who may be deemed participants in the solicitation of proxies from shareholders in connection with this transaction, see First National Bancshares’ Current Report on Form 8-K filed on July 28, 2005.
Forward Looking Statements
This letter may contain “forward-looking statements” within the meaning of, and pursuant to, the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Forward-looking statements, which are made in good faith, are based upon numerous assumptions, some of which may be specifically described with respect to a particular statement. Some of the more important assumptions include statements about the benefits of the merger between Whitney and First National Bancshares, including future financial and operating results, Whitney’s and First National Bancshares’ plans, objectives, expectations and intentions. Additionally, other assumptions include expectations about overall economic conditions, expectations about the movement of interest rates, reliance on existing or anticipated changes in laws and regulations, adverse movements and volatility in debt and equity capital markets, political conditions and related actions by the United States military, and expectations about the nature and level of competition and changes in customer behavior and customer preferences. Because it is uncertain whether future conditions and events will confirm these assumptions, there is a risk that future results will differ materially from what is stated in or implied by such forward-looking statements. Whitney and First National Bancshares caution the reader to consider this risk. Whitney and First National Bancshares undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or developments or for any other reason. For further information regarding either company, please read Whitney and First National Bancshares reports filed with the Securities and Exchange Commission and available at www.sec.gov.